Exhibit 99.1

               EMBREX REPORTS THIRD-QUARTER 2006 FINANCIAL RESULTS

    RESEARCH TRIANGLE PARK, N.C., Nov. 6 /PRNewswire-FirstCall/ -- Embrex(R), Inc., The In Ovo Company(R), (Nasdaq: EMBX) announces financial results for the third quarter ended September 30, 2006.

    Highlights
     * Third-quarter 2006 total revenues up 8% over third-quarter 2005
     * Third-quarter 2006 product sales up 7% compared to same period in 2005
     * Recurring device lease fees up 2% from third-quarter 2005 to third-quarter 2006
     * Total revenues increased 5% for first nine months of 2006 compared to first nine months of 2005
     * Product sales up 7% for first nine months of 2006 over the same period of 2005
     * International revenue for the first nine months of 2006 increased 12% year over year and for the third quarter exceeded 40% of total revenues
     * Inovocox(TM) coccidiosis vaccine demonstration trials continue with more than 14 million birds vaccinated through October

                             Financial Summary Table
                                  Embrex, Inc.
           Condensed Consolidated Statements of Operations (Unaudited)
                     (In thousands except per share amounts)

                                              Three Months                     Nine Months
                                           Ended September 30              Ended September 30
                                      -----------------------------   -----------------------------
                                          2006            2005            2006            2005
                                      -------------   -------------   -------------   -------------
Revenues                              $      14,399   $      13,328   $      40,891   $      39,109
Cost of revenues                              6,220           5,631          17,054          16,611
Gross profit                                  8,179           7,697          23,837          22,498
Operating expenses                            6,902           6,638          20,612          19,101
Other income (expense)                          (67)             91              17             307
Income before taxes                           1,210           1,150           3,242           3,704
Income tax expense                              476             490           1,066           1,188
Net income                            $         734   $         660   $       2,176   $       2,516
Net income per share of
 Common Stock:
  Basic                               $        0.09   $        0.08   $        0.26   $        0.32
  Diluted                             $        0.09   $        0.08   $        0.26   $        0.30
No. of shares used in
 per share calculation:
  Basic                                       8,316           8,010           8,250           7,970
  Diluted                                     8,482           8,340           8,482           8,294

    Results for Third-Quarter 2006

    Consolidated net income was $0.7 million for third-quarter 2006, an 11% increase in comparison to third-quarter 2005 net income. Diluted earnings per share were $0.09 for the third quarter of 2006 compared to $0.08 for the same period in 2005. Diluted net income per share of common stock was based on 8.5 million and 8.3 million shares outstanding for third-quarter 2006 and 2005, respectively. Third-quarter 2006 earnings per share of $0.09 reflects the impact of $0.03 earnings per share of depreciation and term loan interest that the Company began to expense for Embrex Poultry Health after the Inovocox(TM) vaccine and the Inovocox(TM) manufacturing facility were approved by the USDA in April.

    For the quarter ended September 30, 2006, consolidated revenues were $14.4 million, an 8% increase compared to consolidated revenues of $13.3 million for the third quarter of 2005. Product sales increased 7% to $0.8 million in the third quarter of 2006 compared to $0.7 million during the same period in 2005. Third-quarter 2006 recurring device lease fees, a component of device revenues, increased $0.2 million, or 2%, over third-quarter 2005 device lease fees to $12.3 million. These recurring fees generally contribute more than 90% to device revenues. Device sales increased $0.8 million, or three-fold, to $1.1 million for the third quarter of 2006 from $0.3 million for the third quarter of 2005. Device sales are another component of device revenues and are sporadic in nature. Overall, device revenues increased to $13.4 million for the third quarter of 2006, up $1.0 million from the same period of 2005, which was primarily due to device sales in the Asia and Latin American regions. Also contributing was an increase in installed Inovoject(R) systems, particularly in Latin America, and new Egg Remover(R) installations, which were somewhat offset by reduced egg sets as customers adjusted to supply and demand factors in both domestic and export markets.

    Gross profit increased $0.5 million, or 6%, to $8.2 million in the third quarter of 2006 compared to $7.7 million during the same period in 2005. This is primarily due to the increase in device sales in third-quarter 2006 over the same period of 2005. In addition, certain sales and marketing expenses that were previously allocated to cost of revenue in 2005 have been retained in sales and marketing expenses in 2006, resulting in lower cost of revenues but higher operating expenses as described below.

    Operating expenses increased $0.3 million, or 4%, to $6.9 million in the third quarter of 2006 compared to $6.6 million during the same period in 2005. The increase was principally due to higher sales & marketing expenses.

    G&A expenses were $3.0 million for the third quarter of 2006, an increase of 1% over the third quarter of 2005. This increase is mainly attributable to increases in staff-related and third-party expenses to support business growth in Latin America, increased expenses related to the start-up of Embrex Poultry Health, and equity compensation expense.

    Sales & marketing expenses increased $0.9 million, or 91%, from $1.0 million in the third quarter of 2005 to $1.9 million for the same period in 2006. The primary reason for the overall increase was growth in marketing expenses related to pre-launch demonstration and marketing activities of Inovocox(TM). To a lesser extent, the increase was also due to expansion in Latin American operations and the continued support of existing products. Additionally, certain sales and marketing expenses that were previously allocated to cost of revenue in 2005 have been retained in sales and marketing expenses in 2006 because such expenses are now primarily related to the support of the Company's installed product base rather than the sale of the Company's products.

    Research & Development ("R&D") expenses decreased $0.7 million, from $2.7 million for the third quarter of 2005 to $2.0 million for the third quarter of 2006. This was primarily due to Embrex Poultry Health expenses shifting from manufacturing functions to the sales and marketing group in support of pre-launch demonstration and marketing activities of Inovocox(TM) vaccine, along with the suspension of the Gender Sort project in the third quarter of 2005.

    Income taxes were $476 thousand in the third quarter of 2006 compared to $490 thousand in the third quarter of 2005. The reported tax rate for the third quarter of 2006 was 39% compared to 43% for the same period in 2005. In the third quarter of 2006, withholding taxes were $123 thousand, and U.S. and non-U.S. income taxes were $353 thousand. In the third quarter of 2005, withholding taxes amounted to $112 thousand, and U.S. and non-U.S. income taxes were $378 thousand. Income tax expense was lower in the third quarter of 2006 due to an adjustment in the accrual for foreign income taxes as a result of the establishment of a branch office in one of the Company's foreign markets, thereby changing the tax status and method of tax accrual for those operations.

    Results of First Nine Months of 2006

    Consolidated net income for the first nine months of 2006 was $2.2 million, a 14% decrease from $2.5 million for the same period in 2005. Diluted earnings per share were $0.26 for the first nine months of 2006 and $0.30 for the same period in 2005. First nine months 2006 diluted earnings per share of $0.26 reflects the earnings per share impact of $0.06 in severance expense, as well as depreciation, term loan interest that the Company began to expense for Embrex Poultry Health after the Inovocox(TM) vaccine and the Inovocox(TM) manufacturing facility were approved by the USDA in April, as well as a one- time election for including the Company's Brazilian subsidiary in its consolidated federal income tax returns. The same period 2005 diluted earnings per share of $0.30 reflects the earnings per share impact of $0.09 in capitalized Inovocox(TM) pre-licensure serials amounting to $0.5 million and extraterritorial income exclusions from the filing of 2001 and 2002 amended tax returns that amounted to another $0.5 million.

    Consolidated revenues increased by 5% to $40.9 million for the first nine months of 2006 over consolidated revenues of $39.1 million for the same period of 2005. Product sales increased 7% to $2.3 million in the first nine months of 2006 as compared to $2.1 million for the same period in 2005, primarily due to increased Bursaplex(R) sales in Japan. Device revenues amounted to $37.9 million for the first nine months of 2006, an increase of 4% over the 2005 device revenues of $36.5 million. The device revenue increase was attributable to a $0.7 million increase in recurring device lease fees and a $0.7 million increase in device sales.

    Gross profit increased $1.3 million, or 6%, to $23.8 million in the first nine months of 2006 compared to $22.5 million during the same period in 2005. This is primarily due to certain sales and marketing expenses that were previously allocated to cost of revenue in 2005 having been retained in sales and marketing expenses in 2006, resulting in lower cost of revenue and higher operating expenses as described below.

    Total operating expenses amounted to $20.6 million for the first nine months of 2006 versus $19.1 million for the same period of 2005. Additional equity compensation expenses of nearly $0.3 million in accordance with SFAS 123(R) were incurred in the first nine months of 2006 in comparison to the same period of 2005. First nine months 2006 G&A expenses increased 7% over the same period of 2005 to $8.8 million due to severance expense of $0.1 million incurred in the first quarter of 2006, staff-related and third-party expenses to support business growth in Latin America, increased expenses related to the start-up of Embrex Poultry Health, and equity compensation expense. First nine months 2006 sales & marketing expenses increased from $3.2 million in 2005 to $5.2 million in 2006. The primary reason for the overall increase was growth in marketing expenses related to pre-launch demonstration and marketing activities of Inovocox(TM). To a lesser extent, the increase was also due to expansion in Latin American operations and the continued support of existing products. Additionally, certain sales and marketing expenses that were previously allocated to cost of revenue in 2005 have been retained in sales and marketing expenses in 2006 because such expenses are now primarily related to the support of the Company's installed product base rather than the sale of the Company's products. R&D expenses decreased from $7.7 million in the first nine months of 2005 to $6.6 million for the same period of 2006 as a result of Embrex Poultry Health expenses shifting from manufacturing functions to the sales and marketing group in support of pre-launch demonstration and marketing activities of Inovocox(TM) vaccine, along with reduced expenses related to the suspension of the Gender Sort project in the third quarter of 2005. Partially offsetting this was severance expense of $0.3 million incurred in the first half of 2006.

    Income taxes totaled $1.1 million for the first nine months of 2006, as compared to $1.2 million for the same period in 2005. The reported tax rate for the first nine months of 2006 was 33% compared to the 32% reported tax rate for the same period of 2005. Income tax expense was $0.1 million lower in 2006 primarily due to lower pre-tax income and reduced foreign withholding taxes from the first nine months of 2005 to the same period of 2006, which was partially offset by an income tax increase caused by a difference between individual discrete events that occurred within that same period for 2006 and 2005. The discrete event affecting the first nine months of 2006 was the filing of an election to change the U.S. tax classification of one of the Company's subsidiaries. The discrete event in 2005 was a tax benefit of $0.5 million recorded as a result of the filing of amended tax returns.

    Embrex uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. Embrex believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about its financial performance. In accordance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below. EBITDA was $9.3 million for the first nine months of 2006.

    At September 30, 2006, the Company's cash and cash equivalents balances totaled $3.0 million compared to $2.0 million at December 31, 2005. During the first nine months of 2006, more than $8.7 million of cash flow was generated by operating activities. Of this, $2.2 million was generated by net income and $5.8 million in cash flows from operations was related to depreciation and amortization. Non-cash equity-based compensation charges and a related tax benefit provided $0.9 million, and the balance was primarily related to changes in working capital. Cash from operations was invested in $9.1 million of capital expenditures, of which $7.3 million or approximately 80% was used to acquire revenue generating devices, such as Inovoject(R) and Egg Remover(R) systems. Approximately $0.5 million was invested in Embrex Poultry Health, while the remainder was invested in other capital items. Another $1.6 million was invested in patents and intellectual property protection. Approximately $1.1 million was provided from the issuance of Common Stock related to the exercise of stock options and purchases under the Company's Employee Stock Purchase Plans. Drawdown on the Company's short-term revolving line of credit provided $1.6 million, while repayments of long-term debt used to fund most of the Embrex Poultry Health manufacturing facility consumed $0.3 million. Consequently, the Company generated $0.4 million of cash during the first nine months of 2006.

    "While 2006 so far has been a challenging year for the poultry industry globally, our results to date demonstrate our focus on expense controls, continued growth and expansion in international markets, especially Latin America, and our continued strong presence in the U.S. market. We are especially pleased with the progress we are making in the Inovocox(TM) demonstration trials as evidenced by more than 14 million birds vaccinated in the field through the end of October. While challenges will remain for the balance of the year, we will continue to focus on expense management, geographic expansion and Inovocox(TM)," said Randall L. Marcuson, President and Chief Executive Officer.

    Conference Call Info

    Embrex's management, led by Mr. Marcuson, will discuss third-quarter financial results in a conference call on Tuesday, November 7 at 11:00 AM EST. To join the conference call, dial (800) 446-9604 (domestic and Canada), or (706) 643-5312 (international), identify Randall Marcuson (or Don Seaquist) as the conference leader, and if asked, provide conference identification number 9452913.

    The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from approximately 2 p.m. EST November 8 to midnight EST November 22 by dialing (800) 642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID 9452913. A replay of the call can also be accessed via the Company's website using the same instructions as above for the live webcast.

    About Embrex

    Embrex(R), Inc., The In Ovo Company(R), headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The Company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the Company's web site at www.embrex.com.

    The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, competition arising in the United States and elsewhere, possible decreases in production by the Company's customers, avian disease outbreaks in Embrex's markets, and market acceptance and cost of expansion in new geographic markets. Additional risks include the Company's ability to penetrate new markets and the degree of market acceptance of new products, the complete development and commercialization of potential future products and approved products on a cost effective basis, including Newplex(R) and Inovocox(TM), the availability of adequate product supplies, the ability of the Company's contract manufacturers to support its products, and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

    Embrex(R), Bursaplex(R), Newplex(R), Inovoject(R), Inovocox(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(R) are trademarks of Embrex, Inc.

     CONTACT:  Don Seaquist
               Vice President, Finance & Administration
               (919) 941-5185

                            Financial Tables Follow

       Please see Embrex's Form 10-Q filed with the SEC for detailed GAAP financial statements.

                      Consolidated Statement of Operations
                     (In thousands except per share amounts)

                                              Three Months                     Nine Months
                                           Ended September 30,             Ended September 30,
                                      -----------------------------   -----------------------------
                                          2006            2005            2006            2005
                                      -------------   -------------   -------------   -------------
                                               (unaudited)                     (unaudited)
Revenues
  Device revenues                     $      13,425   $      12,415   $      37,887   $      36,509
  Product sales                                 771             721           2,303           2,144
  Other revenues                                203             192             701             456
Total revenues                               14,399          13,328          40,891          39,109

Cost of device revenues and
 product sales                                6,220           5,631          17,054          16,611

Gross profit                                  8,179           7,697          23,837          22,498

Operating expenses

  General & administrative                    2,967           2,941           8,765           8,209
  Sales & marketing                           1,949           1,020           5,210           3,215
  Research & development                      1,986           2,677           6,637           7,677
Total operating expenses                      6,902           6,638          20,612          19,101

Operating income                              1,277           1,059           3,225           3,397

Other income (expense)
  Interest income                                49              44             161             108
  Interest expense                              (93)             (3)           (218)            (28)
  Other Income (expense)                        (23)             50              74             227
Total other income (expense)                    (67)             91              17             307

Income before tax expense                     1,210           1,150           3,242           3,704

Income tax expense                              476             490           1,066           1,188

Net income                            $         734   $         660   $       2,176   $       2,516
Net income per share of
 Common Stock:
  Basic                               $        0.09   $        0.08   $        0.26   $        0.32
  Diluted                             $        0.09   $        0.08   $        0.26   $        0.30

No. of shares used in per
 share calculation:
  Basic                                       8,316           8,010           8,250           7,970
  Diluted                                     8,482           8,340           8,482           8,294

EBITDA                                $       3,388   $       2,761   $       9,309   $       8,457

                   GAAP Reconciliation of Net Income to EBITDA
                                 (In thousands)

                                              Three Months                     Nine Months
                                           Ended September 30,             Ended September 30,
                                      -----------------------------   -----------------------------
                                          2006            2005            2006            2005
                                      -------------   -------------   -------------   -------------
                                               (unaudited)                     (unaudited)
Net income                            $         734   $         660   $       2,176   $       2,516
Add back:
Depreciation and amortization                 2,085           1,608           5,849           4,725
Interest expense                                 93               3             218              28
Tax expense                                     476             490           1,066           1,188
EBITDA                                $       3,388   $       2,761   $       9,309   $       8,457

                      Condensed Consolidated Balance Sheets

                                 (In thousands)

                                      September 30,   December 31,
                                          2006            2005
                                      -------------   -------------
                                       (unaudited)
ASSETS
  Current assets                      $      19,637   $      17,329
  Non-current assets                         55,777          50,145

Total assets                          $      75,414   $      67,474

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                 $      10,203   $       6,883
  Non-current liabilities                     7,843           8,144
  Shareholders' equity                       57,368          52,447
Total liabilities and shareholders'
 equity                               $      75,414   $      67,474

               Condensed Consolidated Statements of Cash Flows
                                (in thousands)

                                                           Nine Months
                                                       Ended September 30
                                                   ---------------------------
                                                       2006           2005
                                                   ------------   ------------
                                                           (unaudited)
Net cash provided by operating activities          $      8,706   $      8,609
Net cash used in investing activities                   (10,730)       (11,805)
Net cash provided by financing activities                 2,403            565
Increase (decrease) in cash and cash equivalents            379         (2,631)
Currency translation adjustments                            694            483
Cash and cash equivalents at beginning of period          1,975          4,469
Cash and cash equivalents at end of period         $      3,048   $      2,321

SOURCE  Embrex, Inc.
    -0-                             11/06/2006
    /CONTACT: Don Seaquist, Vice President, Finance & Administration of Embrex, Inc., +1-919-941-5185/
    /Web site:  http://www.embrex.com /
    (EMBX)